Filed Pursuant to Rule 433

Registration No. 333-201521

Supplementing the Preliminary Prospectus

Supplement dated January 15, 2015

(To Prospectus dated January 15, 2015)

$500,000,000

The Valspar Corporation

$250,000,000 3.300% Senior Notes due 2025

$250,000,000 4.400% Senior Notes due 2045

Final Term Sheet

January 15, 2015

Issuer:	The Valspar Corporation

Ratings (Moody’s / S&P):*	Baa2 (Stable) / BBB (Stable)

Type of Offering:	SEC Registered (No. 333-201521)

Trade Date:	January 15, 2015

Settlement Date (T+3):	January 21, 2015

Change of Control Offer:	If a “change of control repurchase event” occurs, the Issuer will be required, subject to certain conditions, to offer to repurchase the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the repurchase date (all as described in the Issuer’s Preliminary Prospectus Supplement dated January 15, 2015 relating to the Notes).

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman, Sachs & Co. Wells Fargo Securities, LLC

Co-Managers:

Deutsche Bank Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

U.S. Bancorp Investments, Inc.

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

PNC Capital Markets LLC

ANZ Securities, Inc.

ING Financial Markets LLC

	3.300% Notes due 2025	4.400% Notes due 2045

Aggregate Principal Amount Offered:	$250,000,000	$250,000,000

Maturity Date:	February 1, 2025	February 1, 2045

Interest Payment Dates:	Semi-annually on February 1 and August 1, beginning on August 1, 2015	Semi-annually on February 1 and August 1, beginning on August 1, 2015

Coupon (Interest Rate):	3.300% per annum	4.400% per annum

Price to Public (Issue Price):	99.745% of principal amount	98.962% of principal amount

Yield to Maturity:	3.330%	4.463%

Benchmark Treasury:	UST 2.25% due November 15, 2024	UST 3.125% due August 15, 2044

Benchmark Treasury Price / Yield:	104-07 / 1.780%	114-31+ / 2.413%

Spread to Benchmark Treasury:	1.55% (155 basis points)	2.05% (205 basis points)

Optional Redemption:

The Notes will be redeemable at the Issuer’s option, at any time in whole or from time to time in part, prior to November 1, 2024 (three months prior to the maturity date of the Notes), at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.25% (25 basis points), plus (B) accrued and unpaid interest to (but excluding) the redemption date.

At any time on or after November 1, 2024 (three months prior to the maturity date of the Notes), the Notes will be redeemable, at any time in whole or from time to time in part, at the Issuer’s option at par plus accrued and unpaid interest thereon to but excluding the redemption date.

The Notes will be redeemable at the Issuer’s option, at any time in whole or from time to time in part, prior to August 1, 2044 (six months prior to the maturity date of the Notes), at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.35% (35 basis points), plus (B) accrued and unpaid interest to (but excluding) the redemption date.

At any time on or after August 1, 2044 (six months prior to the maturity date of the Notes), the Notes will be redeemable, at any time in whole or from time to time in part, at the Issuer’s option at par plus accrued and unpaid interest thereon to but excluding the redemption date.

CUSIP / ISIN Number:	920355 AH7 / US920355AH76	920355 AJ3 / US920355AJ33

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, or any underwriter or any dealer participating in the offering, will arrange to send you the prospectus if you request it by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or dg.prospectus_requests@baml.com, by calling Goldman, Sachs & Co. toll-free at (866) 471-2526 or by calling or e-mailing Wells Fargo Securities, LLC at 1-800-645-3751 or wfscustomerservice@wellsfargo.com.